Exhibit 13
                            Hughes Value Fund, Inc.

                            Subscription Agreement
                            ----------------------

     1. Subscription for Shares. We agree to purchase from the Hughes Value Fund, Inc. 5,000 shares each of capital stock of the Fund for a price of $10 per share, on the terms and conditions set forth herein and in the preliminary prospectus described below, and agree to tender $50,000 each in payment therefor at such time as the board of directors or the president determines.

     We understand that the Fund filed a registration statement with the Securities and Exchange Commission on Form N-1A, which contains the preliminary prospectus describing the Fund and the stock. We acknowledge receipt of a copy of the preliminary prospectus.

     We recognize that the Fund will not be fully operational until it commences a public offering of its shares. Accordingly, a number of features of the Fund described in the preliminary prospectus, including, without limitation, the declaration and payment of dividends, and redemption of shares upon request of shareholders, are not, in fact, in existence at the present time and will not be instituted until the Fund's registration statement becomes effective under the Securities Act of 1933.

     2.  Representations and Warranties. We represent and warrant as follows:

          (a) We are aware that no federal or state agency has made any finding or determination as to the fairness for investment, nor any recommendation nor endorsement, of the shares:

          (b) We have such knowledge and experience of financial and business matters as will enable me to utilize the information made available to me in connection with the offering of the shares to evaluate the merits and risks of the prospective investment and to make an informed investment decision;

          (c) We recognize that the Fund has only recently been organized and has no financial or operating history and, further, that investment in the Fund involves certain risks, and we have taken full cognizance of and understand all of the risks related to the purchase of the shares and we acknowledge that we have suitable financial resources and anticipated income to bear the economic risk of such an investment;

          (d) We are purchasing the shares for our own account, for investment, and not with any intention of redemption, distribution, or resale of the shares, either in whole or in part;

          (e) We will not sell the shares purchased without registration of them under the Securities Act of 1933 or exemption therefrom;

          (f) We have been furnished with and have read this agreement, the preliminary prospectus and such other documents relating to the Fund as we have requested and as have been provided to us by the Fund;

          (g) We have also had the opportunity to ask questions of, and receive answers from, officers of the Fund concerning the Fund and the terms of the offering.

     3. Rejection of Subscription. We recognize that the Fund reserves the right to reject or limit any subscription.

     4. Social Security Numbers. We certify under penalties of perjury that the numbers shown on this form are our correct social security numbers and that we are not subject to backup withholding as result of a failure to report all interest and dividend income to the Internal Revenue Service.


        Charles J Hughes            ###-##-####
        741 Cox Road          (Social Security Number)
        Moorestown NJ 08057

        Daniel J Hughes             ###-##-####
        403 Pond View Drive   (Social Security Number)
        Moorestown NJ 08057

Dated:  February 11, 1998                  /s/ Charles J Hughes
                                           /s/ Daniel J Hughes